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                                                                   Exhibit 10.25

                    SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT


THIS AGREEMENT, made this 18th day of June 1996, by and between ALLSTATE INSURANCE COMPANY (the "Company") and CASEY J. SYLLA (the "Executive");

                                WITNESSETH THAT:

          WHEREAS, the Executive is employed by the Company, and the Company provides retirement benefits for the Executive through the Allstate Retirement Plan (the "Retirement Plan"); and

          WHEREAS, the Company desires, under certain circumstance, to assure the Executive of a reasonable level of retirement income by providing a supplemental retirement benefit to the Executive during the period in which he is not entitled to a vested benefit under the Retirement Plan;

          WHEREAS, the Executive and the Company desire to set forth in writing the terms of their agreement;

          NOW, THEREFORE, IT IS AGREED as follows:

               1. SUPPLEMENTAL RETIREMENT BENEFIT. The Company will pay to the Executive a supplemental retirement benefit as provided below in the event that the Company terminates the employment of the Executive with the Company during the five (5) year period following his date of hire for any reason other than a reason which, in accordance with the then current Company written policy, could lead to immediate termination.

               2. AMOUNT OF RETIREMENT BENEFIT. The supplemental retirement benefit shall be an amount equal to:

          (a) The Retirement Allowance to which the Executive would have been entitled as defined and calculated under the terms and provisions of the Retirement Plan, as amended from time to time, assuming:
               (i) the benefit and compensation limitations and restrictions of the Internal Revenue Code do not apply, and (ii) an additional five (5) years of service as of his date of hire reduced by actual service years to which the Executive is entitled under the Retirement Plan, such additional years of service to reduce each year and result in zero (0) additional years of service upon the fifth anniversary of service for the Executive; LESS



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          (b)  The sum of:

               (i) The Retirement Allowance actually payable to the Executive from the Retirement Plan; plus

               (ii) The Retirement Allowance actually payable to the Executive from the Allstate Supplemental Retirement Income Plan (the "Supplemental Plan").

          3. PAYMENT OF RETIREMENT BENEFIT. The supplemental retirement benefit shall be paid to the Executive in a one-time lump sum amount on or about the January 1 of the calendar year following the termination of the Executive. If the Executive dies prior to receipt of payment of a supplemental retirement benefit which is due to the Executive pursuant to Section 2 of this agreement, the supplemental retirement benefit shall be paid to the Executive's beneficiary as soon as practical after the Executive's death. The Executive's "beneficiary" means the person or persons entitled to benefits under the Retirement Plan because of the Executive's death. The actuarial rates, factors and assumptions used to determine lump sum benefits under the Retirement Plan at the time of payment shall be used to calculate the lump sum value of the supplemental retirement benefit.

          4. DEATH BENEFIT. If the Executive should die while in the employ of the Company and prior to the fifth anniversary of service for the Executive, the Company shall pay a death benefit to the Executive's beneficiary equal to:

          (a) The death benefit calculated and payable under the terms and provisions of the Retirement Plan, as amended from time to time, assuming: (i) the benefit and compensation limitations and restrictions of the Internal Revenue Code do not apply, and (ii) an additional five (5) years of service as of his date of hire reduced by actual service years to which the Executive is entitled under the Retirement Plan, such additional years of service to reduce each year and result in zero (0) additional years of service upon the fifth anniversary of service for Executive; LESS

          (b) The sum of: (i) the death benefit actually payable under the Retirement Plan; plus (ii) the death benefit actually payable from the Supplemental Plan.

The death benefit shall be payable in a lump sum amount only and shall be paid as soon as practical after the Executive's death. The Executive's "beneficiary" means the person or persons entitled to benefits as described in Section 3 above.

          5. FACILITY OF PAYMENT. Any amount payable under this agreement to a person under legal disability or who, in the judgment of the Company, is unable to properly manage his financial affairs, may be paid to such person's legal representative, or may be applied for the benefit of such person in any manner selected by the Company.



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          6. INTEREST OF EXECUTIVE. The benefits payable under this agreement to or on account of the Executive shall at all times be a general unsecured and unfunded obligation of the Company, and this agreement shall not give any person any right or security interest in any asset of the Company, nor shall it imply any trust or segregation of assets by the Company.

          7. NON-ALIENATION OF BENEFITS. All rights and benefits under this agreement are personal to the Executive and neither this agreement nor any right or interest of the Executive or any other person arising under this agreement is subject to voluntary or involuntary alienation, sale, transfer or assignment without the Company's consent.

          8. EMPLOYMENT. This agreement shall not constitute or be evidence of any understanding, express or implied, on the part of the Company to employ Executive for any period of time, nor shall it interfere with the right of the Company to take any action with reference to the Executive without regard to the effect which that action might have upon the Executive under this agreement.

          9. ENTIRE AGREEMENT. This agreement contains the entire understanding and agreement between the parties and supersedes any prior understanding whether written or oral.

          10. AMENDMENT. This agreement cannot be amended, modified or supplemented in any respect except by subsequent written agreement entered into by both parties hereto.

          11. SUCCESSORS. This agreement is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

          12. COUNTERPARTS. This agreement may be executed in two or more counterparts, any one of which shall constitute an original without reference to the others.

          13. CONTROLLING LAW. This agreement shall be construed in accordance with the laws of the State of Illinois.

          14. TERM. This agreement shall terminate on the earlier of the following dates:

          (a)  the date as of which payment is made under this agreement;

          (b) July 26, 2000, the date which is the fifth anniversary of service for the Executive;

          (c) The date on which the Executive voluntarily terminates his employment with the Company; or

          (d) Any other date as shall be mutually agreed upon between the Executive and the Company.



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          IN WITNESS WHEREOF, the Company has caused this agreement to be executed on its behalf by a duly authorized officer, and the Executive has signed this agreement, as of the day and year first above written.



                                        ALLSTATE INSURANCE COMPANY



                                        By /s/ Joan M. Crockett
                                          ---------------------
                                               Joan M. Crockett
                                               Senior Vice President
                                               Human Resources



                                        /s/ Casey J. Sylla
                                        ------------------
                                            Casey J. Sylla




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